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NIKE, INC. REPORTS FISCAL 2015 THIRD QUARTER RESULTS

•	Revenues up 7 percent to $7.5 billion; 13 percent growth excluding currency changes

•	Diluted earnings per share up 19 percent to $0.89

•	Worldwide futures orders up 2 percent; 11 percent growth excluding currency changes

•	Inventories as of February 28, 2015 up 12 percent

BEAVERTON, Ore., March 19, 2015 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2015 third quarter ended February 28, 2015. Diluted earnings per share for the quarter were up 19 percent due to higher revenues as a result of continued strong demand for NIKE, Inc. brands and gross margin expansion, partially offset by higher SG&A investments and a higher effective tax rate.

“Our strong third quarter results show that our growth strategies are working, even under challenging macroeconomic conditions,” said Mark Parker, President and CEO, NIKE, Inc. “NIKE has the ability to deliver consistent shareholder value due to the strength of our brand, our relentless commitment to innovation and our powerful portfolio that allows us to invest in the opportunities with the highest potential for growth as well as manage risk.”*

Third Quarter Income Statement Review

•	Revenues for NIKE, Inc. rose 7 percent to $7.5 billion, up 13 percent on a currency neutral basis.

◦	Revenues for the NIKE Brand were $6.9 billion, up 11 percent on a currency neutral basis driven by growth in every geography and in most key categories.

◦
Revenues for Converse were $538 million, up 33 percent on a currency neutral basis, mainly driven by continued growth and timing of shipments in North America, the transition to direct distribution in AGS (Austria, Germany, Switzerland) and growth in the Direct to Consumer (DTC) business.

•	Gross margin expanded 140 basis points to 45.9 percent. Gross margin benefitted from a continued shift in mix to higher margin products, partially offset by higher product input and warehousing costs.

•
Selling and administrative expense increased 10 percent to $2.4 billion. Demand creation expense was $731 million, flat to the prior year as increased investments in digital brand marketing and sports marketing were offset by lower advertising expense due to product launch timing. Operating overhead expense increased 15 percent to $1.6 billion, reflecting growth in the DTC business and targeted investments in infrastructure and consumer-focused digital capabilities.

•
Other income, net was $5 million, comprised primarily of net foreign exchange gains. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other income, net, combined with the impact of changes in exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $20 million.

•
The effective tax rate was 24.4 percent, compared to 22.5 percent for the same period last year, primarily due to the impact of tax expense on intercompany transactions, partially offset by the retroactive reinstatement of the U.S. research and development tax credit.

•
Net income increased 16 percent to $791 million, driven by strong revenue growth and gross margin expansion, while diluted earnings per share increased 19 percent to $0.89, reflecting a 2 percent decline in the weighted average diluted common shares outstanding.

February 28, 2015 Balance Sheet Review

•
Inventories for NIKE, Inc. were $4.2 billion, up 12 percent from February 28, 2014, driven by a 12 percent increase in NIKE Brand wholesale inventories as well as higher inventories associated with growth in DTC. NIKE Brand wholesale inventories were higher due to a 17 percent increase in units, while changes in the average product cost per unit, combined with the impact of changes in foreign currency exchange rates, decreased growth by approximately 5 percentage points.

•
Cash and short-term investments were $5.4 billion, $332 million higher than last year as growth in net income and collateral received from counterparties as a result of hedging activities more than offset share repurchases, higher dividends and investments in working capital.

Share Repurchases

During the third quarter, NIKE, Inc. repurchased a total of 6.5 million shares for approximately $612 million as part of the four-year, $8 billion program approved by the Board of Directors in September 2012. As of the end of the third quarter, a total of 74.1 million shares had been repurchased under this program for approximately $5.3 billion, an average cost of $71.13 per share.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from March 2015 through July 2015 were 2 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have increased 11 percent.*

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on March 19, 2015, to review third quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, March 26, 2015.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nike.com and individuals can follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a portion of the business does not report futures orders.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions, except per share data)	2/28/2015	2/28/2014[1]	Change	2/28/2015	2/28/2014[1]	Change
Revenues	$7,460	$6,972	7%	$22,822	$20,374	12%
Cost of sales	4,034	3,869	4%	12,348	11,313	9%
Gross profit	3,426	3,103	10%	10,474	9,061	16%
Gross margin	45.9%	44.5%		45.9%	44.5%

Demand creation expense	731	733	0%	2,394	2,155	11%
Operating overhead expense	1,648	1,436	15%	4,903	4,163	18%
Total selling and administrative expense	2,379	2,169	10%	7,297	6,318	15%
% of revenue	31.9%	31.1%		32.0%	31.0%

Interest expense (income), net	6	9	—	24	25	—
Other (income) expense, net	(5)	45	—	—	86	—
Income before income taxes	1,046	880	19%	3,153	2,632	20%
Income taxes	255	198	29%	745	637	17%
Effective tax rate	24.4%	22.5%		23.6%	24.2%

NET INCOME	$791	$682	16%	$2,408	$1,995	21%

Earnings per common share:
Basic	$0.92	$0.77	19%	$2.79	$2.25	24%
Diluted	$0.89	$0.75	19%	$2.72	$2.19	24%

Weighted average common shares outstanding:
Basic	861.4	882.3		863.2	886.6
Diluted	883.8	904.8		885.5	909.1

Dividends declared per common share	$0.28	$0.24		$0.80	$0.69
[1] Prior year amounts have been revised to correctly expense internally developed patent and trademark costs as incurred.

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	February 28,	February 28,	% Change
(Dollars in millions)	2015	2014 [1]
ASSETS
Current assets:
Cash and equivalents	$3,015	$1,864	62%
Short-term investments	2,346	3,165	-26%
Accounts receivable, net	3,294	3,355	-2%
Inventories	4,246	3,785	12%
Deferred income taxes	328	319	3%
Prepaid expenses and other current assets	1,978	821	141%
Total current assets	15,207	13,309	14%
Property, plant and equipment	6,401	6,073	5%
Less accumulated depreciation	3,539	3,337	6%
Property, plant and equipment, net	2,862	2,736	5%
Identifiable intangible assets, net	281	285	-1%
Goodwill	131	131	0%
Deferred income taxes and other assets	2,060	1,202	71%
TOTAL ASSETS	$20,541	$17,663	16%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$108	$7	1,443%
Notes payable	61	119	-49%
Accounts payable	1,821	1,480	23%
Accrued liabilities	3,563	2,263	57%
Income taxes payable	33	27	22%
Total current liabilities	5,586	3,896	43%
Long-term debt	1,082	1,201	-10%
Deferred income taxes and other liabilities	1,505	1,515	-1%
Redeemable preferred stock	—	—	—
Shareholders' equity	12,368	11,051	12%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$20,541	$17,663	16%
[1] Prior year amounts have been revised to correct immaterial misstatements.

NIKE, Inc.
DIVISIONAL REVENUES
				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2015	2/28/2014	Change		2/28/2015	2/28/2014	Change
North America
Footwear	$2,081	$1,928	8%	8%	$6,189	$5,459	13%	14%
Apparel	987	925	7%	7%	3,223	2,920	10%	11%
Equipment	186	216	-14%	-14%	596	626	-5%	-5%
Total	3,254	3,069	6%	6%	10,008	9,005	11%	11%
Western Europe
Footwear	986	891	11%	22%	2,976	2,415	23%	26%
Apparel	363	338	7%	18%	1,245	1,061	17%	19%
Equipment	67	63	6%	16%	221	191	16%	17%
Total	1,416	1,292	10%	21%	4,442	3,667	21%	23%
Central & Eastern Europe
Footwear	187	207	-10%	8%	590	544	8%	18%
Apparel	111	129	-14%	4%	394	403	-2%	7%
Equipment	21	20	5%	19%	73	70	4%	13%
Total	319	356	-10%	7%	1,057	1,017	4%	13%
Greater China
Footwear	562	467	20%	22%	1,465	1,166	26%	27%
Apparel	212	199	7%	8%	680	641	6%	7%
Equipment	27	31	-13%	-4%	93	93	0%	3%
Total	801	697	15%	17%	2,238	1,900	18%	19%
Japan
Footwear	99	92	8%	23%	307	281	9%	18%
Apparel	46	59	-22%	-12%	167	201	-17%	-10%
Equipment	21	26	-19%	-2%	51	63	-19%	-10%
Total	166	177	-6%	8%	525	545	-4%	5%
Emerging Markets
Footwear	655	631	4%	14%	2,010	1,941	4%	12%
Apparel	240	243	-1%	10%	772	748	3%	12%
Equipment	60	63	-5%	7%	182	180	1%	10%
Total	955	937	2%	12%	2,964	2,869	3%	12%
Global Brand Divisions[2]	28	26	8%	13%	85	89	-4%	-5%
Total NIKE Brand	6,939	6,554	6%	11%	21,319	19,092	12%	14%
Converse	538	420	28%	33%	1,547	1,274	21%	24%
Corporate[3]	(17)	(2)	—	—	(44)	8	—	—
Total NIKE, Inc. Revenues	$7,460	$6,972	7%	13%	$22,822	$20,374	12%	15%

Total NIKE Brand
Footwear	$4,570	$4,216	8%	14%	$13,537	$11,806	15%	17%
Apparel	1,959	1,893	3%	9%	6,481	5,974	8%	11%
Equipment	382	419	-9%	-3%	1,216	1,223	-1%	2%
Global Brand Divisions[2]	28	26	8%	13%	85	89	-4%	-5%
[1]  Fiscal 2015 results have been restated using fiscal 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and Converse through our centrally managed foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2015	2/28/2014[3]	Change	2/28/2015	2/28/2014[3]	Change
North America	$830	$729	14%	$2,585	$2,189	18%
Western Europe	335	275	22%	1,000	663	51%
Central & Eastern Europe	51	79	-35%	176	208	-15%
Greater China	251	234	7%	727	601	21%
Japan	22	21	5%	62	92	-33%
Emerging Markets	234	228	3%	626	681	-8%
Global Brand Divisions[4]	(552)	(528)	-5%	(1,637)	(1,444)	-13%
TOTAL NIKE BRAND	1,171	1,038	13%	3,539	2,990	18%
Converse	163	133	23%	437	402	9%
Corporate[5]	(282)	(282)	0%	(799)	(735)	-9%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$1,052	$889	18%	$3,177	$2,657	20%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net, and income taxes.

[2] Certain prior year amounts have been reclassified to conform to fiscal 2015 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3] Prior year amounts have been revised to correctly expense internally developed patent and trademark costs as incurred.
[4] Global Brand Divisions primarily represent demand creation, operating overhead, information technology, and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[5] Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of February 28, 2015

	Reported Futures Orders	Excluding Currency Changes[2]

North America	15%	15%
Western Europe	-14%	7%
Central & Eastern Europe	-1%	21%
Greater China	22%	23%
Japan	-4%	13%
Emerging Markets	-17%	-6%
Total NIKE Brand Reported Futures	2%	11%
[1] Futures orders for NIKE Brand footwear and apparel scheduled for delivery from March 2015 through July 2015. The U.S. Dollar futures orders amount is calculated based upon our internal forecast of the currency exchange rates under which our revenues will be translated during this period.

The reported futures orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing, changes in the mix of orders between futures and at-once orders and because the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between futures orders and actual revenues. Moreover, a portion of our revenue is not derived from futures orders, including at-once and closeout sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from our DTC operations and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.